Exhibit 10.1

Exhibit 10.1

Board of Directors Services Agreement

THIS BOARD OF DIRECTORS SERVICES AGREEMENT (“Agreement”), dated July 13, 2022, is entered into between Galaxy Gaming, Inc., a Nevada corporation (“Company”), and Meredith Brill, an individual with a principal place of residence in Canada (“Brill”).

WHEREAS, the Company desires to retain the services of Brill for the benefit of the Company and its stockholders; and

WHEREAS, Brill desires to serve on the Company’s Board of Directors (“Board”) for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1.
Board Duties. Brill agrees to provide services to the Company as a member of the Board. Brill will act loyally and in good faith to discharge the duties of Director, and will abide by all policies and decisions made by the Board, as well as all applicable federal, state and local laws, regulations or ordinances. In her capacity as a Director, Brill will act solely on behalf of Company. Brill participate on Board Committees, as agreed. Brill shall strive to attend all meetings of the Board, to discuss any matter involving the Company, which involves or may involve issues of which Brill has knowledge and cooperate in the review, defense or prosecution of such matters.
2.
Term. Brill shall serve as Director for an initial term commencing on July 13, 2022 (“Effective Date”) and continuing for twelve (12) months from the Effective Date or until the next annual meeting of the Company’s shareholders, whichever comes first. After the initial term, Brill shall serve at the pleasure of the Board or until the next shareholder meeting whereby an election is held pertaining to the Director position held by Brill, whichever comes first. Brill may voluntarily resign her position as Director at any time and without penalty or liability of any kind.
3.
Compensation. As compensation for the services provided herein, the Company shall pay to Brill the following compensation:
a.
Signing bonus of 45,000 restricted shares of the Company’s common stock, vested in equal 1/3 increments over three years provided Brill remains in continued service as a member of the Board of Directors for the Company during the three (3) year period and subject to the terms of the Galaxy Gaming 2104 Equity Incentive Plan (the “Plan”).
b.
Annual total compensation equivalent to $150,000.00, split 60/40 percent amongst cash and stock. The 60% cash portion of compensation will be paid in 12 monthly installments (in the amount of $7500.00 per month), one month in arrears.
c.
Beginning after July 2022, grants of Restricted Stock equivalent to one quarter (1/4) of the 40% of total compensation. Such shares are granted quarterly in arrears and vested immediately upon grant. The shares are priced when granted, using the 30-day trailing average of the stock price for Company stock as reported on the

Exhibit 10.1

OTC market. The Restricted Stock grant shall be controlled by, and subject to the Plan.
d.
Amounts due under Section 3(b) above for July of 2022 and under 3 (c) above for Q3 2022, will be prorated from the date Brill commences Board service.
4.
Expenses. The Company will reimburse Brill for reasonable out-of-pocket expenses incurred in connection with discharging her duties as a Board member. Any additional expenses shall be pre-approved in writing (including via e-mail) by the Chief Executive Officer or the Chief Financial Officer of the Company and will be reimbursed subject to receiving reasonable substantiating documentation relating to such expenses.
5.
No Conflict of Interest. Brill will not, at any time while serving as a Director, accept any engagement for work, paid or unpaid, that at the time such engagement is undertaken creates a conflict of interest with the Company that is imminent and evident. If the Board reasonably believes such a conflict exists and can demonstrate that such a conflict existed at the time Brill commenced such work, the Board may ask Brill to discontinue such work. If the parties cannot reach agreement, either party may request a determination by an arbitrator and if the Board’s determination hereunder is upheld by the arbitrator, and Brill then refuses to promptly resign her conflicting engagement, such refusal shall constitute a material breach of this Agreement. By signature to this Agreement, Brill represents to the Company that (i) Brill does not know of any conflict which would restrict her service on the Board and (ii) Brill will not provide the Company with any documents, records, or other confidential information belonging to other parties.
6.
Mutual Non-Disparagement. Brill and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to any claim or complaint against either party without the mutual consent of each of them, to be given in advance of any such statement.
7.
Indemnification. The Company will indemnify Brill, to the maximum extent permitted by applicable law, against all claims, costs, charges and expenses incurred or sustained by Brill in connection with any action, suit or proceeding to which Brill may be made a party by reason of being a Director. The Company’s indemnification policies are expressly provided for in Article XI of the Company’s Bylaws. Brill agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of Brill’ relationship with the Company. In addition, Brill shall be provided the opportunity to execute a separate Indemnification Agreement consistent with such agreements offered to other Directors and Officers of the company. Company agrees to maintain liability insurance for the benefit of Brill having coverage and policy limits no less favorable to Directors than those in effect at the Effective Date. Brill shall be entitled to the full protection of any insurance policies, which the Company may elect to maintain generally for the benefit of its Directors.
8.
Confidentiality. Brill’ position with the Company will or has resulted in exposure and access to confidential and proprietary information to which Brill did not have access prior to holding the position, which information is of great value to the Company and the disclosure of which, directly or indirectly, would be irreparably injurious and detrimental to the Company. Brill agrees to use best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties.

Exhibit 10.1

Brill shall not at any time use, disclose or make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its affiliates, or divulge, disclose, communicate to any person, firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information of the Company, including without limitation all Confidential Information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing.

For the purpose of the Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries or affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to, developed by or learned by Brill as a result of Brill’ relationship with the Company. Confidential Information includes, but is not limited to the Company’s product development and marketing programs, data, future plans, formulas, finances, profits, sales, net income, indebtedness, financial management systems, pricing systems, methods of operation and determination of prices, processes, trade secrets, client lists, suppliers, organizational charts, salary and benefit programs, training programs, computer software, development or experimental work, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other information or documents which Brill is told or reasonably ought to know that the Company regards as confidential. Confidential Information is not information that is or becomes generally known other than through Brill’ acts in violation of this Agreement. Disclosures made by the Company to governmental authorities, to its clients or potential clients, to its suppliers or potential suppliers, to its employees or potential employees, to its consultants or potential consultants or disclosures made by the Company in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public.

Brill agrees that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Confidential Information or any other aspect of the Company’s operations, activities or business, made or received by Brill during any period of affiliation with the Company whether or not Confidential Information (including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in Brill’ possession (and all copies thereof) containing any such information created in whole or in part by Brill, even if the items do not contain Confidential Information) are and shall be the Company’s exclusive property, and Brill will keep the same at all times in the Company’s custody and subject to its control, and will promptly deliver the same to Company upon separation for any reason whatsoever (or at any prior time at the request of the Company).

9.
Governing Law. The Agreement shall be governed by the laws of the State of Nevada. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys’ fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.
10.
Survivability. Sections 6-9 of this Agreement shall survive any separation of Brill serving as a Director and/or the termination of the Agreement.

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first set forth above.

COMPANY:	BRILL:

Todd Cravens	Meredith Brill
Chief Executive Officer